Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2020, except for Note 14 for the retroactive effect of the 1-for-10 reverse stock split, as to which the date is December 22, 2020, included in the Proxy Statement of Sunesis Pharmaceuticals, Inc. that is made a part of the Registration Statement (Form S-4) and related Prospectus of Sunesis Pharmaceuticals, Inc. for the registration of shares of its common stock.

/s/Ernst & Young LLP

Salt Lake City, Utah

December 22, 2020